r77c.txt


Shareholder Meeting Results

A special meeting of shareholders of the PIMCO EqS Pathfinder Portfolio, a series of the Trust, was held on October 24, 2011 at 10:00 a.m., Pacific time, at 800 Newport Center Drive, 6th Floor, Newport Beach, California 92660, pursuant to notice duly given to shareholders of the Portfolio contained in the definitive proxy statement filed with the Securities and Exchange Commission on September 20, 2011 (the "Meeting").

At the Meeting, shareholders were asked to provide voting instructions to elect three Trustees to the Board of Trustees. The results of the shareholder vote were as follows:


						Withheld
				Affirmative 	Authority 	Total
-----------------------------	------------	------------	------------
Election of Allan B. Hubbard 	826,831.7386 	26,484.1834 	853,315.9220
Election of Neel T. Kashkari 	825,285.6172 	28,030.3048 	853,315.9220
Election of Peter B. McCarthy	826,831.7386 	26,484.1834 	853,315.9220


The other members of the Board of Trustees at the time of the Meeting,
E. Philip Cannon, Vern O. Curtis and Brent R. Harris, continue to serve as Trustees.